Exhibit 99.2

Merey Sweeny, L.P.

Consolidated Financial Statements
For the years ended December 31, 2016 and 2015
With Report of
Independent Auditors

Report of Independent Auditors

The Partners
Merey Sweeny, L.P.
We have audited the accompanying consolidated financial statements of Merey Sweeny, L.P., which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in partners’ capital and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Merey Sweeny, L.P. at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U .S. generally accepted accounting principles.

                                    /s/ Ernst & Young LLP
Houston, Texas
April 12, 2017

Consolidated Statement of Operations	Merey Sweeny, L.P.

	Thousands of Dollars
Years ended December 31	2016	2015

Revenues
Processing fees	$149,068	111,463
Coke sales	68,356	83,986
Other income	8,471	8,888
Total revenues	225,895	204,337

Costs and Expenses
Production and operating expenses	97,866	104,169
Selling, general and administrative expenses	5,499	5,234
Depreciation and retirements	14,398	14,659
Property taxes	2,663	2,752
Interest and debt expense	14,270	16,771
Total costs and expenses	134,696	143,585

Income before income taxes	91,199	60,752
Provision (benefit) for income taxes	(103)	77
Net income	$91,302	60,675
See Notes to Consolidated Financial Statements.

Consolidated Balance Sheet	Merey Sweeny, L.P.

	Thousands of Dollars
At December 31	2016	2015

Assets
Restricted cash	$232,480	174,055
Accounts receivable
Related parties	29,100	11,383
Trade	1,773	7,595
Current portion of long-term receivable from related parties	16,055	14,973
Inventories	3,846	2,630
Prepaid expenses	1,206	1,292
Total current assets	284,460	211,928

Long-term receivable from related parties	52,075	68,130
Plant and equipment, net	146,331	156,231
Restricted cash used for turnaround activities	52,942	39,817
Total assets	$535,808	476,106

Liabilities
Accounts payable
Related parties	$9,581	9,024
Other	6,099	4,512
Accrued liabilities	1,847	2,143
Current portion of long-term debt	121,326	33,732
Total current liabilities	138,853	49,411
Deferred income taxes	—	65
Long-term debt	99,838	221,164
Total liabilities	238,691	270,640

Partners’ capital	297,117	205,466
Total liabilities and Partners’ capital	$535,808	476,106
See Notes to Consolidated Financial Statements.

Consolidated Statement of Cash Flows	Merey Sweeny, L.P.

	Thousands of Dollars
Years Ended December 31	2016	2015

Cash Flows From Operating Activities
Net income	$91,302	60,675
Adjustments to reconcile net income to net cash provided by operating activities
Amortization expenses	607	607
Depreciation and retirements	14,398	14,659
Deferred taxes	(65)	(12)
Non-cash interest payments made by partners	349	38
Adjustments to assets and liabilities
Decrease (increase) in accounts receivable, inventories and prepaid expenses	(13,025)	(8,440)
Decrease (increase) in restricted cash	(71,632)	(47,640)
Increase (decrease) in accounts payables and accrued liabilities	1,173	590
Net Cash Provided by Operating Activities	23,107	20,477

Cash Flows From Investing Activities
Capital expenditures	(3,823)	(2,914)
Collections on long-term receivable from related parties	14,973	13,963
Net Cash Provided by Investing Activities	11,150	11,049

Cash Flows From Financing Activities
Repayment of debt	(34,339)	(31,504)
Restricted cash related to debt reserve	82	(22)
Net Cash Used in Financing Activities	(34,257)	(31,526)

Net Change in Cash and Cash Equivalents	—	—
Cash and cash equivalents at beginning of period	—	—
Cash and Cash Equivalents at End of Period	$—	—
See Notes to Consolidated Financial Statements.

Consolidated Statement of Changes in Partners’ Capital	Merey Sweeny, L.P.

	Thousands of Dollars
	General Partners	Limited Partners	Total

Balance at December 31, 2014	$1,448	143,305	144,753
Interest payments made by partners	—	38	38
Net income	607	60,068	60,675
Balance at December 31, 2015	2,055	203,411	205,466
Interest payments made by partners	3	346	349
Net income	913	90,389	91,302
Balance at December 31, 2016	$2,971	294,146	297,117
See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements	Merey Sweeny, L.P.

Note 1—Accounting Policies

Basis of Financial Statements—Merey Sweeny, L.P. (MSLP or the Partnership) was formed in 1998 to build, own and operate a delayed coker, a vacuum unit and related facilities (the Facilities) located at Phillips 66’s Sweeny Refinery located in Old Ocean, Texas. MSLP processes long residue produced from heavy, sour crude oil for Phillips 66 under a long-term processing agreement for which it receives a processing fee. Current capacities of the units are: delayed coker 70,000 barrels per day and vacuum unit 125,000 barrels per day. In addition, MSLP markets petroleum coke derived from the process.

At December 31, 2016, MSLP was equally owned by Phillips 66 Company, a wholly owned subsidiary of Phillips 66 and PDV Sweeny, Inc. (PDV), an indirect wholly owned subsidiary of Petroleos de Venezuela, S.A. (PDVSA). As more fully described in Note 12—Ownership Change, in February 2017, Phillips 66 Company acquired PDVSA’s 50 percent interest in MSLP.

Consolidation Policy—Our consolidated financial statements include the accounts of the wholly owned subsidiary, Sweeny Funding Corp.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect certain amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Revenue Recognition—Revenue associated with processing fees is recognized based upon volumes processed. See Note 11—Processing Agreement for further discussion of processing fees. Revenue associated with sales of petroleum coke is recognized when title and risk of ownership passes to the purchaser and physical delivery of goods occurs, either immediately or within a fixed delivery schedule that is reasonable and customary in the industry.

Shipping and Handling—We record shipping and handling costs in the “Production and operating expenses” line of our Consolidated Statement of Operations. Freight costs billed to customers are recorded as a component of revenue.

Cash Equivalents and Restricted Cash—Cash equivalents are highly liquid short-term investments that are readily convertible to known amounts of cash and have maturities of 90 days or less from the date of acquisition. We carry these at cost plus accrued interest, which approximates fair value. Cash equivalents exclude funds that are restricted as to use. See Note 5—Restricted Cash. At December 31, 2016 and 2015, MSLP’s cash was deemed restricted cash.

Trade Receivables—Accounts receivable – trade is comprised of receivables for coke sales to third parties. To the extent deliveries have occurred, but a bill has not been issued, MSLP accrues an estimate of the coke sales. No allowance for bad debts has been recorded as a result of any anticipated non-performance. The carrying amount reported on the consolidated balance sheet approximates fair value.

Inventories—Petroleum coke is a by-product of the coker’s processing of long residue. The petroleum coke becomes the property of MSLP when extracted from the long residue. MSLP’s petroleum coke inventory is valued at the lower of cost or market in the aggregate, using the last-in, first-out (LIFO) inventory basis. Any necessary lower-of-cost-or-market write-downs at year end are recorded as permanent adjustments to the LIFO cost basis.

Amortization—Financing costs are amortized over the term of the related debt.

Depreciation—Depreciation of plant and equipment are generally depreciated on a straight-line basis over a 25-year life.

Maintenance and Repairs—Costs of maintenance and repairs, which are not significant improvements, are expensed as incurred. Significant improvements are capitalized. Turnaround costs of major producing units are expensed as incurred.

Income Taxes—Through December 31, 2016, based on the uncertainty surrounding the ownership change described in Note 12—Ownership Change, between Phillips 66 and PDVSA, MSLP continued to account for the Partnership as a multiple member flow-through entity under GAAP with respect to federal income taxes. As such, federal income taxes have been excluded from the Partnership’s consolidated financial statements. For state purposes, MSLP is included in Phillips 66’s Texas Franchise Tax unitary group filing. The reported provision for income taxes reflects MSLP’s share of the Texas Franchise Tax, allocated on relative sales.

MSLP follows the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities that impact the Texas Franchise Tax calculation. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. If required in the future periods, interest related to unrecognized tax benefits will be reflected in interest expense and penalties in operating expenses.

Note 2—Changes in Accounting Principles

Effective January 1, 2016, we early adopted the Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.” This ASU simplified the presentation of deferred income taxes and required deferred tax liabilities and assets to be classified as noncurrent in a classified statement of financial position. The classification is made at the taxpaying component level of an entity, after reflecting any offset of deferred tax liabilities, deferred tax assets and any related valuation allowances. We applied this ASU prospectively to all deferred tax liabilities and assets.

Note 3—Related Party Transactions

In connection with the construction of the Facilities, MSLP agreed to construct improvements to certain existing Phillips 66 facilities at the Sweeny Refinery (the Improvements). Phillips 66 agreed to pay MSLP the cost of the improvements, plus 7 percent interest, monthly over the 20 years following startup, which occurred in September 2000. MSLP is obligated to pay Phillips 66 a monthly access fee for use of the Improvements. This monthly access fee is equal to the monthly principal and interest payments made by Phillips 66 on outstanding senior bonds, see Note 4—Debt for additional information. In case of default by Phillips 66, MSLP has no collateral rights to the Improvements, but can initiate an arbitration claim through the International Chamber of Commerce. Currently, MSLP believes the risk of default is remote given Phillips 66’s investment grade ratings by Standard & Poor’s Ratings Services (BBB+) and Moody’s Investors Service (A3). At December 31, 2016, no loss allowance provision was recognized. The receivable balance due from Phillips 66 under this agreement at December 31, 2016 and 2015, was $68,130,000 and $83,103,000, respectively, of which $16,055,000 and $14,973,000, respectively, were classified as short-term.

MSLP and Phillips 66 executed an operating agreement under which Phillips 66 provides plant operating and maintenance services. This agreement also provides that Phillips 66 perform various functions, including environmental and safety consultations, and business services support. The agreement provides for reimbursement of Phillips 66’s costs for the services. Settlement of accounts receivable and payable with partners occurs on the twelfth workday following the end of the month.

Phillips 66 entered into a long-term crude oil supply agreement with an affiliate of PDVSA to supply the Sweeny refinery with heavy, sour crude oil. See Note 12—Ownership Change for additional information. The Partnership signed an agreement with Phillips 66 to process long residue, a product derived from heavy, sour crude oil, for which Phillips 66 agreed to pay a processing fee. The processing fee is computed based on a formula outlined in the Processing Agreement. See Note 11—Processing Agreement for further discussion of processing fee.

The Facilities were constructed on land owned by Phillips 66. MSLP executed a lease agreement with Phillips 66 of the site for a one-time rental payment of $25,000, which was paid in 1999. The lease terminates upon the earlier of the life of the Partnership or 99 years.

Significant transactions with related parties were:

	Thousands of Dollars
	2016	2015

Processing fees(a)	$149,068	111,463
Interest income(b)	5,256	6,271
Commitment fee(c)	2,305	2,305
Operating expense(d)	39,771	43,146
Access fee(e)	20,316	20,316
Turnaround expenditures(f)	—	—
Capital spending(g)	4,498	2,914
Other fees(h)	11,445	11,224

(a)
MSLP charges Phillips 66 a fee for processing long residue. The main components of processing fee calculation are the West Texas Intermediate (WTI) and/or Maya crude oil price differential and Merey Crude Oil and/or equivalent barrels processed.

(b)	MSLP earns interest on the long-term receivable related to the sale of the Improvements to Phillips 66. This is included in “Other income” on the Consolidated Statement of Operations.

(c)	MSLP charges Phillips 66 a commitment fee as compensation for the commitment to render processing services. The fee is included in “Other income” on the Consolidated Statement of Operations.

(d)	MSLP reimburses Phillips 66 for operating expenses incurred to run the Facilities. This is included in “Production and operating expenses” on the Consolidated Income Statement.

(e)	MSLP pays Phillips 66 a monthly access fee for the use of the Improvements. The fee is included in “Production and operating expenses” on the Consolidated Statement of Operations.

(f)
MSLP reimburses Phillips 66 for turnaround expenditures. There were no turnaround expenditures in 2016 or 2015. This is included in “Production and operating expenses” on the Consolidated Statement of Operations.

(g)	MSLP reimburses Phillips 66 for capital spending. This is included in the “Plant and equipment, net” line item on the Consolidated Balance Sheet.

(h)
MSLP pays monthly fees to Phillips 66 for maintenance, insurance, property taxes, business and other services. These fees are included in various line items on the Consolidated Statement of Operations.

Note 4—Debt

Long-term debt at December 31 was:

	Thousands of Dollars
	2016	2015

Senior bonds (original issue $350 million)	$122,696	157,035
Tax-exempt bonds	100,000	100,000
Debt at face value	222,696	257,035
Net unamortized debt issuance costs	(1,532)	(2,139)
Total debt	221,164	254,896
Current portion of long-term debt	(121,326)	(33,732)
Long-term debt	$99,838	221,164

The $350 million of 8.85% Sweeny Funding Corp. Senior Bonds (the Senior Bonds) are payable in increasing semi-annual installments that began on June 18, 2004, with the final payment due December 18, 2019. The fair value of the Senior Bonds was approximately $139 million and $182 million at December 31, 2016 and 2015, respectively, based on quoted market prices. Upon achieving completion of the facility in 2004, the Senior Bonds became non-recourse debt with respect to the Partners. Phillips 66 provided a 100 percent guarantee of the outstanding Senior Bonds. MSLP intends to pay the remaining balance of the Senior Bonds in May 2017 and has presented the amount as current on the Consolidated Balance Sheet.

At December 31, 2016, MSLP had $100 million of long-term debt related to the Partnership’s obligation to make payments at the times, and in amounts sufficient to pay, when due, the principal on four issues of special tax-exempt bonds issued by Brazos River Harbor Navigation District. The first $25 million issue of tax-exempt bonds (issued in 1998) matures in 2018, the second $25 million issue of tax-exempt bonds (issued in 2000) matures in 2020, the third $25 million issue of tax exempt bonds (issued in 2001) matures in 2021, and the fourth $25 million issue of tax-exempt bonds (issued in 2002) matures in 2022.

All four issues accrue interest monthly based on a daily rate derived by Goldman Sachs & Company. This interest is paid by the Partners. The interest rates are designed to represent the lowest rate acceptable by the tax-exempt, variable-rate bond market and approximate the tax-exempt bonds trading at par. The average interest rate incurred during 2016 for all four issues was 0.40 percent as compared to an average of 0.04 percent in 2015. The rate at December 31, 2016 for all four issues averaged 0.80 percent. The fair value of the bonds approximated their carrying value at December 31, 2016 and 2015. Phillips 66 guaranteed 50 percent of these bond obligations.

Maturities of long-term debt, inclusive of net unamortized debt issuance costs, for each of the years from 2017 through 2020 are $122 million, $25 million, $0 million and $25 million, respectively.

Note 5—Restricted Cash

Under certain agreements associated with the issuance of its long-term debt, MSLP is required to establish and maintain segregated accounts for funds that are contractually restricted. In addition, the Owners’ Committee restricted cash for certain uses. Restricted cash is presented as current or noncurrent on the Consolidated Balance Sheet according to the expected timing of payments for which the cash is restricted. MSLP may invest in Authorized Investments as defined in Appendix A of the Common Terms Agreement.

At each month end, all unrestricted cash is distributed to the Partners. All remaining cash on hand at December 31, 2016 and 2015, was restricted as shown below:

	Thousands of Dollars
At December 31	2016	2015
Contractually restricted:
Facilities turnarounds	$52,942	39,817
Operating account	205,612	147,267
Debt service reserve account	23,868	23,786
Principal and interest account	—	2
Owner’s Committee restricted:
Operating account	3,000	3,000
Total Restricted Cash	$285,422	213,872

Note 6—Plant and Equipment

Plant and equipment, net at December 31 consisted of:

	Thousands of Dollars
	2016	2015

Plant and equipment at cost	$360,373	359,731
Accumulated depreciation	(219,960)	(205,567)
	140,413	154,164
Construction in process	5,918	2,067
Total plant and equipment, net	$146,331	156,231

The Facilities are located within the Sweeny Refinery. There is no legal obligation to dismantle and remove assets. MSLP did not recognize any asset retirement obligation at December 31, 2016 and 2015.

Note 7—Income Taxes

The reported tax expense is based on modified operating income as opposed to income before income taxes. One hundred percent of MSLP’s income before income taxes is attributable to domestic sources.

The provision (benefit) for income taxes for the periods ended December 31 was:

	Thousands of Dollars
	2016	2015
Income Taxes
State
Current	$(38)	89
Deferred	(65)	(12)
Total	$(103)	77

MSLP’s effective tax rate was (0.1) and 0.1 percent for 2016 and 2015 respectively.

At December 31, 2016 and 2015, MSLP had a net deferred tax liability of $0 and $65 thousand, respectively, derived principally from the taxable temporary difference attributable to plant and equipment.

As of December 31, 2016 and 2015, MSLP had no liability reported for unrecognized tax benefits. MSLP’s tax returns for years 2009, 2010 and 2012 - 2016 are potentially subject to audit.

Note 8—Supplemental Cash Flow Information

	Thousands of Dollars
	2016	2015
Cash Payments
Interest	$13,154	16,004
Income Taxes	—	—

Note 9—Contingencies

In the case of all known contingencies, MSLP accrues an undiscounted liability when the loss is probable and the amount is reasonably estimable. These liabilities are not reduced for potential insurance recoveries. If applicable, undiscounted receivables are accrued for probable insurance or other third-party recoveries. MSLP believes it is remote that future costs related to known contingent liability exposures will exceed current accruals by an amount that would have a material adverse impact on the Partnership’s financial statements based on currently available information. As facts concerning contingencies become known to MSLP, the Partnership reassesses its position both with respect to accrued liabilities and other potential exposures. Estimates that are particularly sensitive to future change include contingent liabilities recorded for legal matters. These estimates are subject to change as events evolve and as additional information becomes available during the administrative and litigation process.

Note 10—Distributions to Partners

During 2016 and 2015, the Partnership made no distributions to the partners. In March 2017, MSLP distributed $220 million to Phillips 66 Company.

Note 11—Processing Agreement

MSLP processes Phillips 66’s long residue produced from sour crude unit pursuant to a processing agreement that remains in effect until May 2024. The processing fee represents a variable fee based on the processed volumes and is calculated dependent upon whether the Crude Oil Supply Agreement (COSA) between Phillips 66 and PDVSA is in effect.

If the COSA is in effect, then the processing fee is calculated based on the light WTI FOB Cushing divided by heavy Maya FOB Mexico differential compared against a floor value (the Differential). If the Differential is less than the floor, then a supplemental fee is calculated to bring the calculated processing fee up to the floor processing fee. If the Differential is equal to the floor, then the processing fee equals the floor processing fee. If the Differential is greater than the floor, then the processing fee equals the floating processing fee less an adjustment for the lesser of i) difference in the floating processing fee and the floor processing fee for the month and ii) the past unrecovered supplemental fee payments.

If the COSA is not in effect and Phillips 66 beneficially owns 100 percent of the Partnership’s partnership interests, then the processing fee is calculated in the same manner, with the exception of when the Differential is higher than the floor. When the Differential is higher than the floor, there is no reduction in the processing fee for unrecovered supplemental fee payments.

During 2016 and 2015, the COSA was in effect and the processing fee recognized by MSLP was $149,068,000 and $111,463,000, respectively, and included in “Processing fees” on the Consolidated Statement of Operations. As a result of negative Differential in prior years, the supplemental fee account had an outstanding balance of $445,532,000, including escalation, at December 31, 2016.

Despite the potential for future recovery of the supplemental fee, MSLP recognized revenue because it has no future performance obligation to Phillips 66, and there is no obligation to return any unrecovered supplemental fee when the processing agreement terminates. Any recovery of the supplemental fee to Phillips 66 is influenced by future crude market prices and processed long residue volumes.

Note 12—Ownership Change

Under the agreements that governed the relationships between the partners, certain defaults by PDVSA with respect to supply of crude oil to the Sweeny Refinery triggered the right to acquire PDVSA’s 50 percent ownership interest in MSLP, which was exercised in August 2009. The exercise was challenged, and the dispute was arbitrated in Phillip 66’s favor and subsequently litigated. When the exercise of the call right ceased to be subject to legal challenge on February 7, 2017, Phillips 66 deemed that it had acquired PDVSA’s 50 percent share of MSLP and began accounting for MSLP as a wholly owned consolidated subsidiary.

Note 13—New Accounting Standards

In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash,” which clarifies the classification and presentation of changes in restricted cash. The amendment requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash and restricted cash equivalents. These amendments are effective for MSLP for fiscal years beginning after December 15, 2018, with early adoption permitted. This amendment will impact MSLP’s classification of its restricted cash on its consolidated statement of cash flows.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” which clarifies the treatment of several cash flow categories. In addition, ASU No. 2016-15 clarifies that when cash receipts and cash payments have aspects of more than one class of cash flows and cannot be separated, classification will depend on the predominant source or use. These amendments are effective for MSLP for fiscal years beginning after December 15, 2018, with early adoption permitted. We are currently evaluating the provisions of ASU No. 2016-15 and assessing the impact on our financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The new standard amends the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology, which will result in the more timely recognition of losses. These amendments are effective for MSLP for fiscal years beginning after December 15, 2020, with early adoption permitted beginning after December 15, 2018. We are currently evaluating the provisions of ASU No. 2016-13 and assessing the impact on our financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” In the new standard, the FASB modified its determination of whether a contract is a lease rather than whether a lease is a capital or operating lease under GAAP. A contract represents a lease if a transfer of control occurs over an identified property, plant and equipment for a period of time in exchange for consideration. Control over the use of the identified asset includes the right to obtain substantially all of the economic benefits from the use of the asset and the right to direct its use. The FASB continued to maintain two classifications of leases—financing and operating—which are substantially similar to capital and operating leases in the previous lease guidance. Under the new standard, recognition of assets and liabilities arising from operating leases will require recognition on the balance sheet. The effect of all leases in the statement of comprehensive income and the statement of cash flows will be largely unchanged. Lessor accounting will also be largely unchanged. Additional disclosures will be required for financing and operating leases for both lessors and lessees. MSLP is required to apply the guidance in ASU No. 2016-02 for annual periods beginning after December 15, 2019, with early adoption permitted. We are currently evaluating the provisions of ASU No. 2016-02 and assessing its impact on our financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” The new standard converged guidance on recognizing revenues in contracts with customers under GAAP and International Financial Reporting Standards. This ASU is intended to improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets and expand disclosure requirements. In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date.” The amendment in this ASU defers the effective date of ASU No. 2014-09 for all entities for one year. MSLP is required to apply the guidance in ASU No. 2014-09 to annual reporting periods beginning after December 15, 2017. Retrospective or modified retrospective application of the accounting standard is required. ASU No. 2014-09 was further amended in March 2016 by the provisions of ASU No. 2016-08, “Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” in April 2016 by the provisions of ASU No. 2016-10, “Identifying Performance Obligations and Licensing,” in May 2016 by the provisions of ASU No. 2016-12, “Narrow-Scope Improvements and Practical Expedients,” and in December 2016 by the provisions of ASU No. 2016-20, “Technical Corrections to Topic 606, Revenue from Contracts with Customers.” As part of our assessment work-to-date, we have formed an implementation work team, completed training on the new ASU’ s revenue recognition model and are continuing our contract review and documentation. Our expectation is to adopt the standard on January 1, 2018, using the modified retrospective application. Our evaluation of the new ASU is ongoing.

Note 14—Subsequent Events

MSLP has evaluated subsequent events from the balance sheet date through April 12, 2017, the date these financial statements were available to be issued, and determined that there are no other items to be reported.